Exhibit 99.01

HERBALIFE INTERNATIONAL, INC. ANNOUNCES CONSIDERATION TO BE PAID
IN CONNECTION WITH TENDER OFFER FOR ITS 11¾% SERIES B SENIOR
SUBORDINATED NOTES DUE 2010

Los Angeles, California, December 6, 2004 – Herbalife International, Inc. (“Herbalife”) today announced the Total Consideration and Tender Consideration (each as defined below) to be paid in connection with the tender offer (the “Tender Offer”) and related consent solicitation (the “Consent Solicitation”) for the $160 million outstanding principal amount of its 11¾% Series B Senior Subordinated Notes due 2010 (the “Notes”; CUSIP Number: 426908AB5).

Subject to the terms and conditions of the Tender Offer and Consent Solicitation, the Total Consideration to be paid for each $1,000 principal amount of Notes validly tendered and not validly revoked as of 5:00 p.m., New York City time, on November 24, 2004 (the “Consent Date”), including the consent payment of $40 per $1,000 principal amount of Notes (the “Consent Payment”), is $1,234.46.  Subject to the terms and conditions of the Tender Offer and Consent Solicitation, the Tender Consideration to be paid for each $1,000 principal amount of Notes validly tendered and not validly revoked after the Consent Date, but on or prior to midnight, New York City time, on December 20, 2004 (as may be extended by Herbalife, the “Expiration Date”), is $1,194.46, and does not include the Consent Payment.

Pursuant to the procedures set forth in the Offer to Purchase and Consent Solicitation Statement dated November 10, 2004 (the “Offer to Purchase”), the consideration for each $1,000 principal amount of Notes tendered and accepted for payment under the Tender Offer was calculated by taking (i) the sum of the present values as of the anticipated settlement date of December 21, 2004 (as may be extended by Herbalife, the “Settlement Date”) of (A) $1,058.75, which is the redemption price applicable to the Notes if redeemed on July 15, 2006 (the “Earliest Redemption Date”), the first date on which the Notes may be redeemed, and (B) all remaining payments of interest for the Notes from (but not including) the Settlement Date up to the Earliest Redemption Date, determined on the basis of a yield from the Settlement Date to the Earliest Redemption Date equal to the sum of (x) the yield to maturity on the 7% U.S. Treasury Note due July 15, 2006, which, as calculated by Morgan Stanley and Merrill Lynch & Co. in their capacities as the Dealer Managers for the Tender Offer as of 2:00 p.m., New York City time, on December 6, 2004, was 2.812% plus (y) a fixed spread of 50 basis points, and subtracting (ii) the Consent Payment.  The “Total Consideration” is the amount referred to in clause (i) above and the “Tender Consideration” is the Total Consideration minus the Consent Payment.  The Total Consideration and the Tender Consideration include accrued and unpaid interest up to, but not including, the Settlement Date.

The Tender Offer expires on the Expiration Date.  Notes tendered may not be withdrawn and the related consents may not be revoked at any time after the Consent Date, except in limited circumstances.  Payment of the Total Consideration or the Tender Consideration, as applicable, for Notes validly tendered and accepted for purchase shall be made on the Settlement Date.  The obligation to accept for purchase and pay for Notes tendered is subject to the satisfaction of certain conditions, including the consummation of the initial public offering by Herbalife’s indirect parent and the closing of Herbalife’s new senior credit facility.  As previously announced, Herbalife has received consents necessary to adopt the amendments to the indenture under which the Notes were issued that were proposed in connection with the Tender Offer and Consent Solicitation, and has satisfied the requisite consents condition and requisite tender condition of the Tender Offer and Consent Solicitation.  The Tender Offer and Consent Solicitation are being made solely pursuant to, and are subject to the terms and conditions set forth in, the Offer to Purchase and the related Letter of Transmittal dated November 10, 2004.

Herbalife has engaged Morgan Stanley and Merrill Lynch & Co. to act as Dealer Managers for the Tender Offer and as Solicitation Agents for the Consent Solicitation.  Questions regarding the Tender Offer or the Consent Solicitation should be directed to Morgan Stanley toll-free at 800-624-1808 or collect at 212-761-1457 (attention: Riccardo Cumerlato) or to Merrill Lynch & Co. at (888) ML4-TNDR or collect at (212) 449-4914.  Requests for documents should be directed to MacKenzie Partners, Inc., the Information Agent for the Tender Offer, at 212-929-5500.  The depositary for the Tender Offer is The Bank of New York.

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes.

About Herbalife

Herbalife is a global network marketing company offering a range of science-based weight management products, nutritional supplements and personal care products intended to support weight loss and a healthy lifestyle.  Additional information is available at www.herbalife.com.

Safe Harbor Statement

This press release contains certain forward-looking statements that involve risks and uncertainties that could affect actual future results and the proposed transactions referenced herein.  Such risks and uncertainties include, but are not limited to: Herbalife’s relationships with, and its ability to influence the actions of, its distributors, adverse publicity associated with its products or network marketing organization, changing consumer preferences and demands, the competitive nature of its business, regulatory matters governing its products and network marketing program, risks associated with operating internationally, including foreign exchange risks, its dependence on increased penetration of existing markets, contractual limitations on its ability to expand its business, its reliance on its information technology infrastructure and outside manufacturers, the sufficiency of trademarks and other intellectual property rights, product concentration, its reliance on its management team, product liability claims, uncertainties relating to the application of transfer pricing and similar tax regulations, taxation relating to its distributors, adverse conditions in the public capital markets, a change in the terms or structure of, or the decision to abandon, the proposed transactions, the failure for any reason to consummate the transactions on the proposed terms or otherwise.  Herbalife does not intend, and undertakes no obligation, to update any forward-looking statement.

Investor Contact

Richard Goudis
Chief Financial Officer
Herbalife International
310.410.9600 ext. 32222